Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-62003, 333-28641, 333-73706, 333-51531, 333-157708, 333-142581, and 333-166342) and on Form S-3 (No. 333-160887) of Tennant Company of our report dated February 24, 2012, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity and comprehensive (loss) income, and cash flows and related financial statement schedule for each of the years in the three year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Tennant Company.

/s/ KPMG LLP

Minneapolis, Minnesota
February 24, 2012